Exhibit 99.1

CONTACT:	Julie Shaeff, Chief Accounting Officer	675 Bering Drive, Suite 400
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77057
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS ANNOUNCES NEW BOARD MEMBER

Houston, TX – September 28, 2023 – Comfort Systems USA, Inc. (NYSE:FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced the appointment of Rhoman J. Hardy to its Board of Directors (the “Board”).

Mr. Hardy brings to the Board added depth of experience technically and operationally as well as meaningful executive and board-level management expertise. Mr. Hardy, age 54, founded HardLine Consulting LLC in July 2022, providing expertise in strategy and leadership to companies focused on energy, technical services, and infrastructure. Prior to then, he served in various leadership positions with Shell USA, Inc., having most recently served as Senior Vice President, Shell Chemicals and Products, for the U.S. Gulf Coast from December 2018 until his retirement in May 2022 and General Manager, Shell Geismar Chemical Site, from June 2015 to December 2018. Mr. Hardy first joined Shell in 1988. Mr. Hardy is a director with HF Sinclair and an operating partner with Bernhard Capital. Mr. Hardy also serves on the board of the following non-profit organizations: Baton Rouge General Hospital System and Louisiana State University Foundation. He is a graduate of Louisiana State University with a B.S. in Electrical Engineering and Rice University with an Executive MBA. Mr. Hardy has a background in engineering and offers extensive technical and operational expertise as well as experience in executive management and service as a director on a public company board.

“It is an honor to welcome Rhoman to our Board. His deep operational experience and strategic thought leadership will contribute meaningfully to the Company, and we look forward to the addition of a talented leader and new perspective” said Brian Lane, President and CEO of the Company.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 173 locations in 131 cities across the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.